Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact: Keishi High, Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com
OMNIAMERICAN BANCORP, INC. ANNOUNCES
FOURTH QUARTER AND ANNUAL 2010 RESULTS
Fort Worth, Texas — February 14, 2011 — OmniAmerican Bancorp, Inc. (NASDAQ: OABC) (the “Company”), the holding company for OmniAmerican Bank, today reported earnings for the quarter and year ended December 31, 2010. Information at and for the three months and year ended December 31, 2010 is unaudited.
Fourth quarter results include net income of $316,000, and basic and diluted earnings per share of $0.03 per share, for the quarter ended December 31, 2010. This compares to net income of $98,000 for the same period in 2009, and represents an increase of 222.4%. Annualized returns on average stockholders’ equity and average assets for the current quarter were 0.63% and 0.11%, respectively, compared to 0.42% and 0.04% for the fourth quarter of 2009.
The Company also reported annual earnings of $1.7 million, an increase of 153.0% over 2009 earnings of $655,000. Basic and fully diluted earnings per share were $0.14 for the year ended December 31, 2010. Returns on average stockholders’ equity and average assets were 0.86% and 0.15%, respectively, for 2010 compared to 0.72% and 0.06% for 2009.
OmniAmerican Bank completed its mutual to stock conversion on January 20, 2010. Therefore, no per share comparison information has been provided for the quarter or year ended December 31, 2009.
Financial Condition as of December 31, 2010 Compared with December 31, 2009
Total assets decreased $25.5 million, or 2.2%, to $1.11 billion at December 31, 2010 from $1.13 billion at December 31, 2009. The decrease reflects decreases in cash and cash equivalents of $115.5 million and loans, net of the allowance for loan losses and deferred fees and discounts, of $37.7 million, partially offset by increases in securities classified as available for sale of $107.4 million and bank-owned life insurance of $20.1 million.
Cash and cash equivalents decreased $115.5 million, or 82.4%, to $24.6 million at December 31, 2010 from $140.1 million at December 31, 2009. The decrease is due primarily to $243.5 million in cash used to purchase securities available for sale, $240.3 million used to originate and purchase loans, $25.4 million used to repay Federal Home Loan Bank advances, and $20.0 million in cash used to purchase bank-owned life insurance, partially offset by increases due to $210.6 million in cash received from loan principal repayments, $130.3 million received from proceeds from sales, principal repayments and maturities of securities, and $58.2 million of proceeds from the sales of loans during the year ended December 31, 2010.
Securities available for sale increased $107.4 million, or 51.0%, to $317.8 million at December 31, 2010 from $210.4 million at December 31, 2009, as the Company invested proceeds from the initial public stock offering and cash generated through operations in securities available for sale. The increase in securities available for sale includes purchases of $243.5 million, partially offset by principal repayments, maturities and calls of $110.2 million and sales of $20.1 million.
Loans, net of the allowance for loan losses and deferred fees and discounts, decreased $37.7 million, or 5.4%, to $660.4 million at December 31, 2010 from $698.1 million at December 31, 2009. The decline in loans includes a $24.3 million decrease in automobile loans, a $13.1 million decrease in commercial real estate loans, a $10.6 million decrease in commercial business loans and a $2.3 million decrease in real estate construction loans, partially offset by a $14.5 million increase in one- to four-family residential mortgage loans. During 2010, $11.1 million in loans were reclassified to other real estate owned, and $53.7 million in one- to four-family residential mortgage loans were sold.
Deposits decreased $108.8 million, or 12.0%, to $801.2 million at December 31, 2010 from $910.0 million at December 31, 2009. At December 31, 2009, deposits included $159.5 million in subscriptions received for the purchase of shares of common stock in the Company’s initial public stock offering. Upon the completion of the stock offering on January 20, 2010, $106.0 million of the net proceeds became capital of the Company. Certificates of deposit increased $9.2 million, or 2.8%, to $343.0 million at December 31, 2010 from $333.8 million at December 31, 2009, as customers sought the safety of insured deposit products as an alternative to other types of investments.
Non-performing assets increased $9.0 million, or 58.8%, to $24.3 million, or 2.19% of total assets, as of December 31, 2010, from $15.3 million, or 1.35% of total assets, as of December 31, 2009. The increase in non-performing assets reflects a net increase of $8.0 million in other real estate owned primarily due to $11.1 million in loans reclassified to other real estate owned, partially offset by sales of properties totaling $2.9 million, and an increase of $1.0 million in loans on nonaccrual status.
Stockholders’ equity increased $107.4 million, or 117.8%, to $198.6 million at December 31, 2010 from $91.2 million at December 31, 2009, due primarily to $106.0 million in net proceeds from our initial public offering, and net income of $1.7 million for the year ended December 31, 2010.

Operating Results for the Three Months Ended December 31, 2010 Compared with the Three Months Ended December 31, 2009
Net income increased to $316,000, or $0.03 per share, for the quarter ended December 31, 2010, compared to $98,000 for the quarter ended December 31, 2009. OmniAmerican Bank completed its mutual to stock conversion on January 20, 2010. Therefore, no per share comparison information has been provided for the quarter ended December 31, 2009.
Net interest income increased by $534,000, or 6.1%, to $9.3 million for the quarter ended December 31, 2010 from $8.8 million for the quarter ended December 31, 2009, primarily due to a decrease in total interest expense, which exceeded the decrease in total interest income. Total interest expense decreased by $587,000, or 15.1%, to $3.4 million for the quarter ended December 31, 2010 from $3.9 million for the quarter ended December 31, 2009, primarily due to a 26 basis point decrease in the average rate paid on interest-bearing liabilities and a 1.0% decrease in the average balance of interest-bearing liabilities. Total interest income decreased by $53,000, or 0.4%, and was $12.7 million for the quarters ended December 31, 2010 and 2009. The decrease in total interest income is attributable to a 39 basis point decrease in the average yield on interest-earning assets, partially offset by a 7.4% increase in the average balance of interest-earning assets.
The provision for loan losses increased by $825,000, or 94.3%, to $1.7 million for the quarter ended December 31, 2010 from $875,000 for the quarter ended December 31, 2009, primarily due to an increase in the specific allowances for loan losses on impaired loans. The increase in the specific allowances for loan losses on impaired loans reflects management’s response to an increase in the balance of impaired loans and reductions in the appraised values of the collateral underlying the loans. Net charge-offs increased $1.1 million, to $2.1 million for the quarter ended December 31, 2010 from $1.0 million for the quarter ended December 31, 2009.
Noninterest income decreased by $45,000, or 1.3%, and was $3.6 million for the quarters ended December 31, 2010 and 2009. Service charges and fees decreased by $210,000, while gains on sales of securities increased by $107,000, and income from bank-owned life insurance increased by $78,000.
Noninterest expense decreased by $207,000, or 1.8%, to $11.0 million for the quarter ended December 31, 2010 from $11.2 million for the quarter ended December 31, 2009, primarily due to a $264,000 decrease in salaries and benefits expense, a $262,000 decrease in occupancy expense, a $252,000 decrease in software and equipment maintenance, a $152,000 decrease in FDIC insurance expense, and a $127,000 decrease in service fees, partially offset by a $491,000 increase in the cost of professional and outside services, a $241,000 increase in other operations expense, and a $193,000 increase in real estate owned expense. The decrease in salaries and benefits expense is due primarily to a reduction in pension expense. The decrease in occupancy expense is due primarily to a decrease in property taxes. The decrease in software and equipment maintenance expense resulted from a reduction in maintenance expenses related to ATMs following a contract renegotiation. The increase in professional and outside services reflects costs associated with the Company’s public reporting obligations and legal fees. The increase in other operations expense is due primarily to increases in insurance costs, contract labor and recruiting expenses, and business development costs.

Operating Results for the Year Ended December 31, 2010 Compared with the Year Ended December 31, 2009
Net income increased to $1.7 million, or $0.14 per share, for the year ended December 31, 2010, compared to $655,000 for the year ended December 31, 2009. OmniAmerican Bank completed its mutual to stock conversion on January 20, 2010. Therefore, no per share comparison information has been provided for the year ended December 31, 2009.
Net interest income increased by $4.9 million, or 14.4%, to $38.9 million for the year ended December 31, 2010 from $34.0 million for the year ended December 31, 2009, primarily due to a decrease in total interest expense, which exceeded the decrease in total interest income. Total interest expense decreased by $5.8 million, or 29.4%, to $13.9 million for the year ended December 31, 2010 from $19.7 million for the year ended December 31, 2009, primarily due to a 59 basis point decrease in the average rate paid on interest-bearing liabilities and a 4.3% decrease in the average balance of interest-bearing liabilities. Total interest income decreased $868,000, or 1.6%, to $52.8 million for the year ended December 31, 2010 from $53.7 million for the year ended December 31, 2009, primarily due to a 43 basis point decrease in the average yield on interest-earning assets, partially offset by a 6.5% increase in the average balance of interest-earning assets.
The provision for loan losses increased by $1.5 million, or 28.8%, to $6.7 million for the year ended December 31, 2010 from $5.2 million for the year ended December 31, 2009 primarily due to an increase in the specific allowances for loan losses on impaired loans. The increase in the specific allowances for loan losses on impaired loans reflects management’s response to an increase in the balance of impaired loans and reductions in the appraised values of the collateral underlying the loans. Included in the allowance for loan losses at December 31, 2010 are specific allowances for loan losses of $2.3 million related to impaired loans with balances totaling $15.6 million, while $687,000 of specific allowances for loan losses related to impaired loans with balances totaling $6.6 million at December 31, 2009. In addition, $17.9 million and $11.9 million of impaired loans did not require specific allowances for loan losses at December 31, 2010 and December 31, 2009, respectively. Net charge-offs increased $1.0 million, to $6.1 million for the year ended December 31, 2010 from $5.1 million for the year ended December 31, 2009. The allowance for loan losses was $8.9 million, or 1.33% of total loans receivable, at December 31, 2010, compared to $8.3 million, or 1.18% of total loans receivable, at December 31, 2009.
Noninterest income decreased by $2.8 million, or 17.0%, to $13.7 million for the year ended December 31, 2010 from $16.5 million for the year ended December 31, 2009, primarily due to a $2.1 million decrease in net gains on sales and calls of securities available for sale, a $426,000 decrease in service charges and other fees, primarily related to a decline in non-sufficient funds fee income, and a $218,000 decline in net gains on sales of loans.
Noninterest expense increased by $244,000, or 0.6%, to $44.0 million for the year ended December 31, 2010 from $43.8 million for the year ended December 31, 2009, primarily due to increases in real estate owned expense of $827,000, professional and outside services of $811,000, and marketing expense of $319,000, partially offset by decreases in FDIC insurance expense of $553,000, depreciation expense on furniture, software and equipment of $525,000, occupancy expense of $261,000, and service fees expense of $237,000. The increase in real estate owned expense is due primarily to increases in property tax, repairs and maintenance, and other expenses related to increased investment in real estate owned. The increase in professional and outside services expense can be primarily attributed to higher accounting, legal and consulting expenses to meet the reporting and compliance requirements of being a publicly-traded company. The increase in marketing expense is due primarily to a debit card rewards program offered to customers. The decrease in the FDIC insurance assessment is primarily attributable to a $478,000 special assessment incurred in 2009 and a decrease in the general assessment rate for the year ended December 31, 2010. The decrease in depreciation expense on furniture, software and equipment is primarily attributable to assets fully depreciated at December 31, 2009.
About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp, Inc. is traded on the NASDAQ Global Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services plus business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.11 billion in assets at December 31, 2010 and is proud to provide the highest level of personal service. Electronic banking and additional information are available at www.OmniAmerican.com.
Cautionary Statement About Forward-Looking Information
This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.
These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board; changes in our organization, compensation and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; changes in the financial condition or future prospects of issuers of securities that we own; and changes resulting from intense compliance and regulatory costs associated with the Dodd-Frank Act and the pending elimination of the Office of Thrift Supervision as our primary regulator.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$24,597	$140,144
Investments:
Securities available for sale at fair value	317,806	210,421
Other	3,060	3,850
Loans held for sale	861	241

Loans, net of deferred fees and discounts	669,357	706,455
Less allowance for loan losses	(8,932)	(8,328)

Loans, net	660,425	698,127
Premises and equipment, net	47,665	50,951
Bank-owned life insurance	20,078	—
Other real estate owned	14,793	6,762
Mortgage servicing rights	1,242	1,168
Deferred tax asset, net	6,935	7,514
Accrued interest receivable	3,469	3,523
Other assets	7,488	11,226

Total assets	$1,108,419	$1,133,927

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$74,583	$75,628
Interest-bearing	726,575	834,338

Total deposits	801,158	909,966

Federal Home Loan Bank advances	41,000	66,400
Other secured borrowings	58,000	58,000
Accrued expenses and other liabilities	9,634	8,405

Total liabilities	909,792	1,042,771

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 11,902,500 shares issued and outstanding at December 31, 2010, 0 shares issued and outstanding at December 31, 2009	119	—
Additional paid-in capital	115,470	—
Unallocated ESOP Shares	(9,141)	—
Retained earnings	92,212	90,555
Accumulated other comprehensive income	(33)	601

Total stockholders’ equity	198,627	91,156

Total liabilities and stockholders’ equity	$1,108,419	$1,133,927

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010		2009
Interest income:
Loans, including fees	$10,308	$10,699	$42,330		$44,702
Securities — taxable	2,380	2,028	10,486		8,902
Securities — nontaxable	—	14	31		111

Total interest income	12,688	12,741	52,847		53,715

Interest expense:
Deposits	2,166	2,673	9,435		12,771
Borrowed funds	1,188	1,268	4,468		6,903

Total interest expense	3,354	3,941	13,903		19,674

Net interest income	9,334	8,800	38,944		34,041

Provision for loan losses	1,700	875	6,700		5,200

Net interest income after provision for loan losses	7,634	7,925	32,244		28,841

Noninterest income:
Service charges and other fees	2,562	2,772	10,309		10,735
Net gains on sales and calls of securities available for sale	360	253	464		2,516
Net gains on sales of loans	229	249	1,309		1,527
Net (losses) gains on sales of repossessed assets	(75)	(120)	(90)		(74)
Net gains (losses) on disposition of premises and equipment	5	7	5		5
Commissions	148	196	631		781
Increase in cash surrender value of bank-owned life insurance	78	—	78		—
Other income	246	241	993		973

Total noninterest income	3,553	3,598	13,699		16,463

Noninterest expense:
Salaries and benefits	5,045	5,309	21,058		21,051
Software and equipment maintenance	688	940	2,888		2,979
Depreciation of furniture, software and equipment	775	810	3,159		3,684
FDIC insurance	303	455	1,585		2,138
Real estate owned expense	405	212	1,039		212
Service fees	117	244	665		902
Communications costs	195	192	832		962
Other operations expense	1,063	822	3,803		3,587
Occupancy	962	1,224	3,806		4,067
Professional and outside services	1,184	693	4,015		3,204
Loan servicing	91	117	290		429
Marketing	192	209	861		542

Total noninterest expense	11,020	11,227	44,001		43,757

Income before income tax expense	167	296	1,942		1,547
Income tax (benefit) expense	(149)	198	285		892

Net income	$316	$98	$1,657		$655

Earnings per share:
Basic	$0.03	N/A	$0.14	(1)	N/A

Diluted	$0.03	N/A	$0.14	(1)	N/A

(1)	Calculated from the effective date of January 20, 2010.

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)

	At or For the		At or For the
	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Performance Ratios:
Return on average assets (1)	0.11%	0.04%	0.15%	0.06%
Return on average equity (1)	0.63%	0.42%	0.86%	0.72%
Interest rate spread (2)	3.33%	3.45%	3.45%	3.29%
Net interest margin (3)	3.63%	3.67%	3.77%	3.51%
Efficiency ratio (4)	85.51%	90.55%	83.58%	86.64%
Noninterest expense to average total assets (1)	3.93%	4.30%	3.94%	4.18%
Average interest-earning assets to average interest-bearing liabilities	123.24%	113.61%	124.05%	111.49%
Average equity to average total assets	18.02%	8.88%	17.17%	8.73%

Selected Balance Sheet Ratios:
Book value per share (5)	$16.69	N/A	$16.69	N/A
Stockholders’ equity to total assets	17.92%	8.04%	17.92%	8.04%

Asset Quality Ratios:
Non-performing assets to total assets	2.19%	1.35%	2.19%	1.35%
Non-performing loans to total loans	1.38%	1.17%	1.38%	1.17%
Allowance for loan losses to non-performing loans	96.55%	100.66%	96.55%	100.66%
Allowance for loan losses to total loans	1.33%	1.18%	1.33%	1.18%
Net charge-offs to average loans outstanding (1)	1.23%	0.57%	0.89%	0.71%

(1)	Ratios are annualized.

(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)	Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding.